INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 4th day of April, 1994 between The Laurel Funds Trust, a Massachusetts business trust (hereinafter referred to as the "Trust"), on behalf of the investment portfolios (individually a "Fund",  collectively the "Funds") listed hereto  as Exhibit A, and

MELLON BANK, N.A, a national banking corporation (hereinafter referred to as the "Adviser").

WHEREAS, the Trust is engaged in business as an open-end   management company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest  ("Shares") in separate  Funds with each such Fund representing the interests  in a separate portfolio of securities and other assets;  and

WHEREAS, the Trust currently offers shares of beneficial interest  in the Funds listed on Exhibit A, established by the Trust with respect to which the Trust  desires to retain the Adviser to render  investment advisory  services hereunder and the Adviser is willing so to do; and.

WHEREAS, the Trust desires for the Adviser to provide or otherwise arrange for the provision  of other services  for the Funds,  including custody,  transfer agency, administrative, accounting,  legal,  audit and similar services;

NOW, THEREFORE, WITNESSETH:  That it is hereby agreed between the parties hereto as follows:

1.          NAME OF TRUST.

The Adviser consents to the use by the Trust of the name "The Laurel Funds Trust so Jong as this Agreement or an extension, renewal or amendment thereof remains in effect, including any such agreements with any organization which shall have succeeded to the business of the Adviser.   The Trust agrees that if and when no such agreement is in effect it will cease to use that name or any name indicating that it is advised by or otherwise associated with the Adviser.

2.         APPOINTMENT OF ADVISER

(a)  The Trust hereby appoints the Adviser to act as investment adviser to each of the Funds for the period and on the terms herein set forth.   The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)  In the event that the Trust establishes one or more Funds other than the Funds with respect to which it desires to retain the Adviser to render investment advisory services hereunder it shall notify the Adviser in writing. If the Adviser is willing to render such services it shall notify the Trust in writing whereupon each of such Funds shall become a Fund hereunder and the compensation payable by such new Funds to the Adviser will be as agreed in writing at the time.

3.          DUTIES OF THE ADVISER.

(a)  The Adviser shall supervise the investments of the Funds of the Trust, maintain a continuous investment program for each Fund of the Trust, determine what securities shall be purchased or sold by the Funds of the Trust, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.   With the approval of the Board of Trustees, the Advisor may, from time to time, engage one or more sub-investment advisers.

(b)  The Adviser shall also provide, or arrange for and supervise the provision of by third parties, to the Funds of custody, transfer agency, administrative, accounting, legal, audit and similar services.

(c)  The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Trust or any Fund thereof the best overall terms available.  In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).  In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are denned in Section 28(e) of the Securities Exchange Act of l 934) provided to any Fund and/or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer - viewed in terms of that particular transaction or in terms of all of accounts over which investment discretion is so exercised.

(d)  All of the functions undertaken by the Adviser hereunder shall at all times be subject to any directions of the Board of Trustees of the Trust, its committees or officers of the Trust acting under the authority  of the Board of Trustees.

4.         COMPENSATION OF TIIE ADVISER.

(a)  The Trust agrees to pay to the Adviser, and the Adviser agrees to accept, as full compensation for the services and facilities provided by the Adviser hereunder with respect to each Funds of the Trust, a fee computed daily and payable monthly at the annual rates applied to the average daily net assets of the applicable Funds as set forth in Exhibit A attached hereto and incorporated herein, Jess, in the case of each Fund, its allocable portion of the accrued fees and expenses (including counsel fees) of the non-interested trustees of the Trust.

In case of termination of this Agreement with respect to any Funds during any month, the fee with respect to such Funds for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average net assets of such Funds for the business days during which it is so in effect.

The fees payable under this Agreement shall be calculated by applying l/36Sths of the annual rate to the net assets of each Funds each day, such net assets to be determined as of the close of business on that day or that last previous business day, and shall be accrued daily.

(b)  The Adviser will pay all of the Trust's expenses, including the fee, and other charges of third-parry service  providers engaged  pursuant to paragraph 3(a) or (b) above,  except interest, taxes, brokerage  commissions,  Rule  l 2b-1  distribution fees and expenses,  fees and expenses  of the non-interested trustees (including counsel fees),  and extraordinary expenses.   The Adviser will provide the Trust with all physical facilities and personnel required to carry on the business of the Trust, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software, and salaried and hourly paid personnel.   The Adviser may at its own expense employ others to provide all or any pan of such facilities and personnel.

5.          LIMITATION OF LIABILITY OF ADVISER.

The Adviser shall not be liable for any error of judgment or mistake of Jaw or for any Joss suffered  by the Trust  or any Funds thereof in connection with the performance of its obligations under this Agreement; but nothing herein contained  shall be construed to protect the Adviser against any liability to the Trust  by reason of willful misfeasance, bad faith or gross negligence  in the performance of its duties or by reason  of reckless  disregard of its obligations and duties under the Agreement.

6.         COVENANTS OF THE ADVISER.

All functions  undertaken by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by:  (i) the Investment  Company Act of J 940, and any rules and regulations  promulgated thereunder;  (ii) any other applicable  provisions  of law; (iii) the Second Amended and Restated Agreement  and Declaration of Trust dated  December 9, 1992 as amended from time to time; (iv) the By-Laws  of the Trust as amended  from time to time; and (v) the registration statement of the Trust, as amended from time to time, filed under the Securities  Act of 1933 and the Investment Company of  1940.

7.           DURATION AND TERMINATION OF THIS AGREEMENT.

(a)  This Agreement shall become effective with respect to each Funds on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with Article 2(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund.  Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the Funds and, with respect to each other Fund added to the Trust pursuant to paragraph 2(b), for two years from the date on which such Fund becomes a Fund hereunder, and shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually, (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting Shares (as defined  in the 1940 Act) of such Funds, and (b) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act} of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by the holders of a majority of the outstanding Shares (as defined in the 1940 Act) of any Funds shall be effective to continue this Agreement with respect to any such Funds notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding Shares of any other Funds affected thereby, and (B} that this Agreement has not been approved by the vote of a majority of the outstanding Shares of the Trust, unless such approval shall be required by any other applicable Jaw or otherwise.

(b) This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as defined in the 1940 Act), or by the Adviser on sixty (60) days' written notice to the other party.

(e) This Agreement shall automatically and immediately terminate in the event of its assignment.

8.          LIMITATION OF LIABILITY.

The term "Trustees of The Laurel Funds Trust" means and refers to the Trustees from time to time serving under the Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Second Amended and Restated Agreement and Declaration of Trust of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Second Amended and Restated Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year above written.

THE LAUREL FUNDS TRUST

By:_____________

                                Name:

                                Title:

MELLON BANK. N.A.

By: /s/ David K. Mossason

Name: David K. Mossason

Title: First Vice President

,

IN WITNESS WHEREOF, the panics hereto have caused this Agreement to be duty executed the day and year above written.

THE LAUREL FUNDS IRUST

By:_____________________________

Title:
Name

MELLON BANK, N.A

By: ____________________________

                   Name:

                   Title:

AMENDED EXHIBIT A

THE DREYFUS/LAUREL FUNDS TRUST

Investment Portfolio (Fund)	Investment Management Fee	Continuation Date
Dreyfus Core Value Fund	0.90%
(to become Dreyfus Premier Core Value Fund	1/16/98)
Dreyfus Premier Managed Income Fund	0. 70%

April 4, 1998